033 Putnam American Government Income Fund

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	$18,921
Class B	    292
Class C	    467

72DD2 (000s omitted)
Class M      $69
Class R   	116
Class Y   	509

73A1
Class A   $0.273
Class B   0.199
Class C   0.200

73A2
Class M   $0.249
Class R   0.248
Class Y   0.297


74U1 (000s omitted)
Class A	69,423
Class B	 1,379
Class C    2,375

74U2 (000s omitted)
Class M      277
Class R      629
Class Y    1,812

74V1
Class A	$9.83
Class B	 9.75
Class C	 9.79

74V2
Class M	$9.89
Class R    9.84
Class Y    9.81


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B
Additional Information About Errors and Omissions Policy Item

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.